EXHIBIT 99.1

For Further Information:

Scheid Vineyards Inc.  (Nasdaq SCM:  SVIN)

305 Hilltown Road

Salinas, CA 93908

(831) 455-9990

www.scheidvineyards.com

CONTACT:	Scott Scheid, President and Chief Executive Officer
Mike Thomsen, Chief Financial Officer

For Immediate Release:

October 21, 2005

SCHEID VINEYARDS INC. RETURNS TO NASDAQ COMPLIANCE

SALINAS, CA – October 21, 2005 - Scheid Vineyards Inc. (Nasdaq SCM:  SVIN) announced today it received a letter from The Nasdaq Stock Market on October 20, 2005 stating that based upon information provided and actions taken by the Company, Nasdaq has determined that the Company complies with Nasdaq’s rules regarding a majority independent board of directors, nomination of directors, compensation of officers and audit committee composition as set forth in Marketplace Rules 4350(c)(1), 4350(c)(3), 4350(c)(4) and 4350(c)(d)(2), respectively, and that the matter is now closed.  Accordingly, the Company’s Class A common stock will continue to trade on the Nasdaq Small Cap Market.

Scheid Vineyards Inc. (www.scheidvineyards.com) is an independent producer of premium wine grapes and bulk wine.  The Company operates approximately 5,700 acres of vineyards, primarily in Monterey County, California. The Company sells most of its grape production under short and long-term grape and bulk wine contracts to wineries producing high quality table wine.  The Company also operates a winery with an approximately 10,000 ton processing capability in which the Company produces bulk wine, as well as a small amount of ultra premium wine under its own label.